Exhibit 99.1

Contacts:
Murray H. Gross	Brett Maas
Chairman & CEO	Hayden IR
Email: mgross@ushomesystems.com	Email: brett@haydenir.com
(214) 488-6300	(646) 536-7331

U.S. HOME SYSTEMS REPORTS $39 MILLION IN REVENUE FOR FIRST QUARTER ENDED MARCH 31, 2011

Revenues Increase 18% to $39 Million, Record for First Quarter;

EPS Increases 60% to $0.08 vs. $0.05

DALLAS, TX, May 12, 2011 — U.S. Home Systems, Inc. (NasdaqNGM: USHS) today reported financial results for the first quarter ended March 31, 2011. USHS is engaged in the specialty products home improvement business. The Company’s principal product lines include kitchen cabinet refacing products, bathroom remodeling products, storage organization systems for closets and garages and related accessories.

First Quarter 2011 Highlights

•

The Company reported $39 million in revenue, the highest first quarter revenue in USHS history, exceeding guidance of $36 to $37 million and up 17.7% compared to $33.1 million in the first quarter last year.

•	USHS reported earnings per share of $0.08, better than guidance of $0.06 to $0.07 per share and compared to $0.05 per share in the first quarter last year.

•

USHS reported new orders increased to a record $43.2 million in the first quarter 2011 from $34.4 million in the first quarter last year. USHS had backlog of uncompleted orders of $24.3 million at March 31, 2011.

•	In connection with USHS market expansion program, since January 2010 through March 31, 2011, USHS initiated service in fourteen new markets, encompassing 191 The Home Depot stores.

•	During the first quarter 2011 USHS expanded its bath product offering to an additional 109 The Home Depot stores.

•

Fixed operating costs, consisting of branch operating and general and administrative expenses, declined to 12.8% of revenues in the first quarter 2011 from 14.2% in the same quarter last year. The decline reflected increased leverage from higher revenues.

Financial Results

For the first quarter, USHS had record revenues of $39.0 million, an increase of 17.7%, as compared to $33.1 million in the first quarter 2010. Net income was $560,000 or $0.08 per share as compared to $365,000 or $0.05 per share, respectively.

Murray Gross, chairman and chief executive officer, commented, “We recorded our seventh consecutive year-over-year quarterly increase in revenues in the first quarter and reached $39 million, the best first quarter in our history. Our new orders increased 25.5%, from $34.4 million in the first quarter last year to a record $43.2 million in the first quarter 2011, enabling us to exceed guidance for both revenue and earnings per share. Our revenue exceeds pre-recession highs, demonstrating renewed consumer interest and increased demand for our solutions.”

Mr. Gross continued, “The marketing programs we initiated in 2010 are continuing to drive demand and new orders. In addition, as I stated last quarter, we believe that homeowners who are ‘stuck’ in their homes due to declining values have decided to stay in their homes, upgrading economically to make them more appealing now and easier to sell when real estate values recover. The National Association of Home Builders recently reported that remodeling is on the rise and the Remodeling Market Index (RMI) in the first quarter was the highest level since the fourth quarter of 2006, and we are benefitting from this trend.”

Mr. Gross concluded, “I consider it quite an accomplishment that we have significantly grown our revenues while simultaneously increasing customer satisfaction levels. We have been successful adopting and achieving the high standards of customer satisfaction levels set by our strategic partner, The Home Depot, as measured through The Home Depot’s Voice of The Customer (VOC) survey. The increase in our customer satisfaction ratings is a testament to the commitment and dedication of our associates around the country.”

Second Quarter 2011 Outlook

USHS expects:

•	Revenues in the second quarter 2011 of $40 to $41 million as compared to revenues of $35 million in the second quarter 2010.

•	Net income of $0.11 to $0.13 per share, compared to $0.06 per share in the second quarter 2010.

Conference Call Information

Management of USHS will hold a conference call on May 12, 2011 at 4:30 p.m. ET to discuss its 2011 first quarter financial results. The financial results will be released following the close of trading on May 12, 2011.

Interested parties may access the call by calling 1-877-941-2068 from within the United States, or 1-480-629-9712 if calling internationally, approximately five minutes prior to the start of the call. A replay will be available through May 19, 2011, and can be accessed by dialing 1-877-870-5176 (U.S.), 1-858-384-5517 (international), passcode 4436520.

This call is being web cast by ViaVid Broadcasting and can be accessed at U.S. Home Systems’ website at www.ushomesystems.com. The web cast may also be accessed at ViaVid’s website at www.viavid.net. The web cast can be accessed until June 12, 2011 on either site. To access the web cast, you will need to have the Windows Media Player on your desktop. For the free download of the Media Player please visit:

http://www.microsoft.com/windows/windowsmedia/en/download/default.asp.

About U.S. Home Systems, Inc.

U.S. Home Systems, Inc. (www.ushomesystems.com) manufactures or procures, designs, sells and installs custom quality specialty home improvement products. The Company’s product lines include kitchen cabinet refacing products utilized in kitchen remodeling, bathroom tub liners and wall surround products utilized in bathroom remodeling, and storage organization systems for closets and garages. The Company manufactures its own cabinet refacing products and bathroom cabinetry.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are “forward-looking statements” including statements regarding the Company’s business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company’s periodic reports that are filed with and available from the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

-tables follow-

USHS REPORTS FIRST QUARTER 2011 RESULTS

FINANCIAL HIGHLIGHTS

Consolidated Statements of Operations

(In thousands, except shares and per share amounts)

	Three Months Ended March 31,
	2011	2010
	(Unaudited)
Revenues	$38,990	$33,127
Cost of remodeling contracts	18,182	14,695

Gross profit	20,808	18,432

Costs and expenses:
Branch operations	1,921	1,962
Sales and marketing	14,843	13,070
General and administrative	3,090	2,753

Total costs and expenses	19,854	17,785

Operating income	954	647
Interest expense	13	34
Other income (expense)	4	(7)

Income before income taxes	945	606
Income tax expense	385	241

Net income	560	365

Net income per common share: basic and diluted	$0.08	$0.05

Number of weighted-average shares of common stock outstanding – basic	7,175,127	7,136,846

Number of weighted-average shares of common stock outstanding – diluted	7,356,740	7,172,275

USHS REPORTS FIRST QUARTER 2011 RESULTS

U.S. Home Systems, Inc.

Consolidated Balance Sheets

	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,755,261	$8,027,353
Marketable securities	805,549	802,634
Accounts receivable-trade, net of allowance for doubtful accounts of $74,103 and $28,109	8,713,155	6,168,778
Accounts receivable-other	315,221	729,602
Income tax receivable	37,313	47,383
Commission advances	1,348,761	1,430,869
Inventories	3,541,757	3,816,907
Prepaid advertising and marketing	1,858,265	1,785,555
Prepaid expenses	513,840	809,803
Deferred income taxes	880,580	880,882

Total current assets	24,769,702	24,499,766

Property, plant, and equipment, net	2,294,912	2,362,624
Goodwill	3,589,870	3,589,870
Other assets	486,908	496,413

Total assets	$31,141,392	$30,948,673

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,169,804	$4,644,331
Accrued wages, commissions, bonuses and vacation	1,609,488	1,995,570
Federal and state taxes payable	1,968,237	1,735,045
Long-term debt, current portion	—	333,333
Other accrued liabilities	525,188	641,256

Total current liabilities	9,272,717	9,349,535
Deferred income taxes	403,630	403,630
Long-term debt, net of current portion	—	555,556

Stockholders’ equity:
Common stock – $0.001 par value, 30,000,000 shares authorized, 7,247,064 and 7,192,886 shares issued; 7,206,896 and 7,152,718 shares outstanding at March 31, 2011 and December 31, 2010, respectively	7,247	7,193
Additional capital	14,492,394	14,227,828
Retained earnings	7,055,127	6,494,654
Treasury stock, at cost, 40,168 shares at March 31, 2011 and December 31, 2010	(89,723)	(89,723)

Total stockholders’ equity	21,465,045	20,639,952

Total liabilities and stockholders’ equity	$31,141,392	$30,948,673